Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$6,887,000.00	$939.39

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2) Registration No. 333-180289 (To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Product Supplement STR-2 dated March 27, 2012)

688,700 Units	Pricing Date	June 25, 2013
$10 principal amount per unit	Settlement Date	July 2, 2013
CUSIP No. 40433X555	Maturity Date	June 24, 2016

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket

▪	Automatically callable if the Observation Level of the Basket on any Observation Date, occurring approximately one, two, and three years after the pricing date, is at or above the Starting Value

▪	The Basket is comprised of the Dow Jones Industrial AverageSM, the Euro STOXX 50® Index and the Nikkei Stock Average Index. The Dow Jones Industrial AverageSM will be given an initial weight of 50%, the Euro STOXX 50® Index will be given an initial weight of 35% and the Nikkei Stock Average Index will be given an initial weight of 15%

▪	In the event of an automatic call, the amount payable per unit will be:

▪	$10.80 if called on the first Observation Date

▪	$11.60 if called on the second Observation Date

▪	$12.40 if called on the final Observation Date

▪	If not called on the first or second Observation Dates, a maturity of approximately three years

▪	If not called, 1-to-1 downside exposure to decreases in the Basket beyond a 5.75% decline, with up to 94.25% of the Original Offering Price at risk

▪	All payments are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement STR-2.

The estimated initial value of the notes on the pricing date is $9.695 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

__________________________________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

__________________________________________________

	Per Unit	Total
Public offering price (1)	$ 10.00	$ 6,887,000.00
Underwriting discount (1)	$ 0.20	$ 137,740.00
Proceeds, before expenses, to HSBC	$ 9.80	$ 6,749,260.00

(1) See “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June 25, 2013

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Summary

The Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Global Equity Basket described below (the “Basket”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a significant portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 Original Offering Price per unit and will depend on our credit risk and the performance of the Basket. See “Terms of the Notes” below.

The Basket is comprised of the Dow Jones Industrial AverageSM (“INDU”), the Euro STOXX 50® Index (“SX5E”) and the Nikkei Stock Average Index (“NKY”) (each, a “Basket Component”). On the pricing date, the Basket Components were given the following initial weights: 50% with respect to the INDU, 35% with respect to the SX5E, and 15% with respect to the NKY.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked notes, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, reduced the economic terms of the notes (including the Threshold Value). The estimated initial value was calculated on the pricing date.

Terms of the Notes		Payments Determination
Issuer:	HSBC USA Inc. (“HSBC”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Market Measure:	A Global Equity Basket comprised 50% of the Dow Jones Industrial AverageSM (Bloomberg symbol: "INDU"), 35% of the Euro STOXX 50® Index (Bloomberg symbol: "SX5E") and 15% of the Nikkei Stock Average Index (Bloomberg symbol: "NKY"). Each Basket Component is a price return index.
Starting Value:	100
Ending Value:	The Observation Level on the final Observation Date.
Observation Level:	The level of the Market Measure on any Observation Date.
Observation Dates:

June 26, 2014, June 19, 2015, and June 17, 2016 (the final Observation Date).

The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page S-22 of product supplement STR-2.

Call Level:	100, which is 100% of the Starting Value.
Call Amounts (per Unit) and Call Premiums:

$10.80, representing a Call Premium of 8.00% of the Original Offering Price, if called on the first Observation Date;

$11.60, representing a Call Premium of 16.00% of the Original Offering Price, if called on the second Observation Date; and

$12.40, representing a Call Premium of 24.00% of the Original Offering Price, if called on the final Observation Date.

Call Settlement Dates:	July 3, 2014, June 26, 2015 and June 24, 2016, subject to postponement as described on page S-22 of product supplement STR-2; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	94.25, which is 94.25% of the Starting Value.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-16.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STR-2 dated March 27, 2012: http://www.sec.gov/Archives/edgar/data/83246/000114420412017417/v307216_424b2.htm

▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246.Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the Observation Level of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value, and, in that case, you accept an early exit from your investment.

▪  You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Basket is significantly greater than the applicable Call Premium.

▪  If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪  You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the Original Offering Price and will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees charged, as described on page TS-2.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪  You wish to make an investment that cannot be automatically called prior to maturity.

▪  You believe that the level of the Basket will decrease from the Starting Value to the Ending Value.

▪  You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪  You seek an uncapped return on your investment.

▪  You seek 100% return of principal at maturity.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Observation Levels and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 94.25;

3)	the Call Level of 100.00;

4)	the term of the notes from July 2, 2013 to June 24, 2016;

5)	the Call Premium of 8.00% of the Original Offering Price if the notes are called on the first Observation Date, 16.00% if called on the second Observation Date, and 24.00% if called on the final Observation Date; and

6)	Observation Dates occurring on June 26, 2014, June 19, 2015 and June 17, 2016 (the final Observation Date).

For recent actual levels of the Market Measure, see “The Global Equity Basket” section below. Each Basket Component is a price return index and as such the applicable Observation Level will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.800 = $10.800 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.600 = $11.600 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.400 = $12.400 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 99.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.00.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 80.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5

Starting Value	100.00	100.00	100.00	100.00	100.00

Call Level	100.00	100.00	100.00	100.00	100.00

Threshold Value	94.25	94.25	94.25	94.25	94.25

Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00

Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00

Observation Level on the Final Observation Date	N/A	N/A	105.00	99.00	80.00

Return of the Basket	10.00%	5.00%	5.00%	-1.00%	-20.00%

Return of the Notes	8.00%	16.00%	24.00%	0.00%	-14.25%

Call Amount / Redemption Amount per Unit	$10.800	$11.600	$12.400	$10.000	$8.575

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks included in the Basket Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	If the notes are not called, your investment will result in a loss; you may not receive a return of a significant portion of your principal.

▪	Your return, if any, is limited to the return represented by the applicable Call Premium.

▪	Your return may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	The amount that you receive at maturity or upon a call will not reflect changes in the level of the Basket other than on the Observation Dates.

▪	Changes in the level of one Basket Component may be offset by changes in the levels of the other Basket Components. Due to its higher Initial Component Weight, changes in the level of the INDU will have a more substantial impact on the value of the Basket than similar changes in the level of each of the SX5E and the NKY.

▪	The relevant Index Sponsor (as defined below) may adjust a Basket Component in a way that affects its value, and the Index Sponsors have no obligation to consider your interests.

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects the implied borrowing rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our implied borrowing rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on TS-16 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	Purchases and sales by us, MLPF&S and our respective affiliates of the securities represented by the Basket Components may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.

▪	You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Basket Components, and you will not be entitled to receive dividends or other distributions by issuers of these securities.

▪	Except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S) is included in the INDU, we and MLPF&S do not control any company included in the Basket Components and are not responsible for any disclosure made by any other company.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Basket Components may create conflicts of interest with you.

▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STR-2.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement STR-2 dated March 27, 2012.

A “Market Measure Business Day” means a day on which:

(A) the New York Stock Exchange and NASDAQ Stock Market, Inc. (as to the Dow Jones Industrial AverageSM and the Nikkei Stock Average Index) and the Eurex (as to the Euro STOXX 50® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The Global Equity Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled "Description of the Notes – Basket Market Measures" beginning on page S-24 of product supplement STR-2.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
Dow Jones Industrial AverageSM	INDU	50.00	14,760.31	0.00338746	50.00
Euro STOXX 50® Index	SX5E	35.00	2,543.37	0.01376127	35.00
Nikkei Stock Average Index	NKY	15.00	12,969.34	0.00115657	15.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on the applicable Observation Date and the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to any Basket Component on a scheduled Observation Date, the closing level of that Basket Component will be determined as more fully described beginning on page S-25 of product supplement STR-2 in the section "Description of the Notes—Basket Market Measures—Determination of the Component Ratio for Each Basket Component."

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through May 2013. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 31, 2007, and a Basket value of 100 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of S&P Dow Jones Indices LLP (“S&P”), STOXX Limited (“STOXX”) and Nikkei Inc. (“Nikkei,” and together with S&P and STOXX, the “Index Sponsors”). The Index Sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any Index Sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of a Market Measure” beginning on page S-23 of product supplement STR-2. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.

The Dow Jones Industrial AverageSM

The INDU is a price-weighted index of 30 blue-chip stocks that represent nine economic sectors including financials, technology, consumer goods, industrials, telecommunications, consumer services, oil & gas, basic materials and health care.

According to S&P, the composition of the INDU is determined by the Averages Committee, which is comprised of the Managing editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. There are no pre-determined criteria except that components should be established U.S. companies that are leaders in their respective industries. In selecting a company’s stock to be included in the INDU, the editors look for a leading industrial company with a successful history of growth and a wide interest among investors. Maintaining adequate sector representation within the index is also a consideration in the selection process. The inclusion of any particular company in the INDU does not constitute a prediction as to the company’s future results of operations or stock market performance. For the sake of continuity, changes to the composition of the INDU are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed by the Managing Editor of the Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. As a result, multiple component changes are often implemented simultaneously.

The INDU does not reflect the payment of dividends on the stocks included in the INDU.

Computation of the INDU

The INDU is a price-weighted index rather than market capitalization-weighted index. In essence, the INDU consists of one share of each of the 30 stocks included in the INDU. Thus, the weightings of the components of the INDU are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The INDU is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the INDU. The divisor is now designed to keep the index constant through events such as spin-offs, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the INDU. Accordingly, the divisor is no longer equal to the number of components in the INDU.

The formula for calculating a divisor change is as follows:

Where:

Dt+1 is the divisor to be effective on trading session t+1

Dt is the divisor on trading session t

Ca t is the components’ adjusted closing prices for stock dividends, splits, spin-offs and other applicable corporate actions on trading session t

Ct is the components’ closing prices on trading session t

While S&P currently employs the above methodology to calculate the INDU, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the INDU.

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The following graph shows the historical performance of the INDU in the period from January 2008 through May 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the INDU is not necessarily indicative of the future performance of the INDU or what the value of the notes may be. Any historical upward or downward trend in the level of the INDU during any period set forth above is not an indication that the level of the INDU is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the INDU.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones®, DJIA®, The Dow® and Dow Jones Industrial AverageSM are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by us. The Dow Jones Industrial AverageSM is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the INDU.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the INDU is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU.  It is possible that this trading activity will affect the value of the INDU and the notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The Euro STOXX 50® Index

STOXX Limited Publishes the SX5E

The SX5E was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E is reported daily on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

SX5E Composition and Maintenance

The SX5E is composed of 50 component stocks from of market sectors from within the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; and utilities.

The SX5E is weighted by free float market capitalization. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. Free float weights are reviewed quarterly and the SX5E composition is reviewed annually September.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E components are added to the selection list. The stocks on the selection list are ranked by free float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5E ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks.

SX5E Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

SX5E =	free float market capitalization of the SX5E
divisor of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions.

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The following graph shows the historical performance of the SX5E in the period from January 2008 through May 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the SX5E.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the notes.

STOXX and its licensors (the "Licensors") have no relationship to the HSBC USA Inc., other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the notes.
•	Recommend that any person invest in the notes or any other securities.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
•	Have any responsibility or liability for the administration, management or marketing of the notes.
•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
o	The accuracy or completeness of the SX5E and its data;
o	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;
o	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data;
•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC USA Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The Nikkei Stock Average Index

The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper & Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Calculation of the NKY

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.966 as of September 28, 2011 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 15 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the NKY.

Strategic Accelerated Redemption Securities®	TS-14

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

The following graph shows the historical performance of the NKY in the period from January 2008 through May 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the NKY.

License Agreement

We will enter into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is the intellectual property of Nikkei, formerly known as Nihon Keizai Shimbum, Inc. "Nikkei", "Nikkei Stock Average", and "Nikkei 225" are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY.

The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Strategic Accelerated Redemption Securities®	TS-15

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the estimated initial value.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, the issuer’s creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

At maturity, or upon an earlier call, the amount that we will be required to pay to holders of the notes will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see "Risk Factors—General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement STR-2.

Strategic Accelerated Redemption Securities®	TS-16

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts with respect to the Basket that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the level of the Basket.

▪	Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page S-34 of product supplement STR-2) generally will recognize capital gain or loss upon receipt of a cash payment at maturity or upon a sale, exchange, redemption, retirement or other disposition of the notes . This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year, and otherwise will be short-term capital gain or loss.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement), will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STR-2.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this term sheet have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

Strategic Accelerated Redemption Securities®	TS-17

Strategic Accelerated Redemption Securities® Linked to a Global Equity Basket, due June 24, 2016

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-18